Exhibit 99.1
Marathon Oil Announces Closing of Three Separate Finance Transactions
Further Strengthens Balance Sheet and Reduces Costs
Houston, Oct. 3, 2019 -- Marathon Oil Corporation (NYSE: MRO; the “Company”) announced today that it has completed three separate transactions that together will further strengthen the balance sheet and generate annualized cash cost savings of approximately $6 million.
On September 24, 2019, the Company entered into a Fourth Amendment to its Amended and Restated Credit Agreement (the “Credit Agreement”) to extend the maturity date to May 28, 2023 and to reduce the size from $3.393 billion to $3.0 billion.

On October 1, 2019, the Company closed a remarketing to investors of sub-series A bonds (the “Sub-Series A Bonds”), which are part of the $1 billion St. John the Baptist, State of Louisiana Revenue Refunding Bonds (Marathon Oil Corporation Project) Series 2017 (the “2017 Bonds”) issued and purchased by the Company on December 18, 2017. The Sub-Series A Bonds were priced on September 12, 2019 and will accrue interest at the interest rates set forth below.

Interest     Mandatory         Maturity
Sub-Series A Bonds        Par Amount         Rate        Purchase Date         Date
Sub-series A-1 Bonds:     $200 million         2.00%        April 1, 2023        June 1, 2037
Sub-series A-2 Bonds:     $200 million         2.10%         July 1, 2024        June 1, 2037
Sub-series A-3 Bonds:     $200 million         2.20%         July 1, 2026        June 1, 2037

The Company will continue to own the remaining $400 million of the 2017 Bonds and has the right to convert and remarket them to investors at any time up to the 2037 maturity date.

Today, the Company closed the early redemption of its $600 million 2.7% Senior Unsecured Notes due 2020. The Company’s next debt maturity will be its $1 billion 2.8% Senior Unsecured Notes due in 2022.

Together, the three transactions are leverage-neutral, extend maturities and reflect Marathon Oil Corporation’s ongoing commitment to maintaining a strong balance sheet, providing the foundation to execute the Company’s business plan across a broad range of commodity prices.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical fact are forward-looking statements. While the Company believes that its assumptions concerning future events are reasonable, a number of factors could cause results to differ materially risk factors, forward-looking statements and challenges and uncertainties described in the Company's 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.
Media Relations Contact
Katie Altshuler: 405-365-8948

Investor Relations Contacts
Guy Baber: 713-296-1892
John Reid: 713-296-4380